HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We have issued our report dated March 12, 2010, accompanying the consolidated financial statements and Schedule II included in the Annual Report of Henry Bros. Electronics, Inc. and Subsidiaries on Form 10-K for the years ended December 31, 2009 and 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Henry Bros. Electronics, Inc. and Subsidiaries on Forms S-3/A (File No. 333-131671, effective March 23, 2006), and on Forms S-8 (File No. 333-162409, effective October 9, 2009, File No. 333-121056, effective December 7 2004, File No. 333-118438, effective August 20, 2004, File No. 333-114664, effective April 21, 2004 and File No. 333-76802, effective January 16, 2002).

/s/ Amper, Politziner & Mattia LLP

Edison, New Jersey
March 12, 2010